Exhibit 99

The Middleton Doll Company Reports First Quarter Results

WAUKESHA, Wis.--(BUSINESS WIRE)--The Middleton Doll Company (OTCBB: DOLL) today reported results for the first quarter ended March 31, 2008.

First Quarter Highlights

  The company reported a consolidated net loss of $799,145 or $0.21 per diluted share for the first quarter of 2008, compared to a net loss of $847,675 or $0.23 per diluted share for the first quarter of 2007.
  The consumer products segment reported a net loss of $659,520 for the first quarter of 2008, compared to a net loss of $743,997 for the same period in the prior year. Gross profit was 28.0% of consumer products net sales in the first quarter of 2008, compared to 28.5% of sales in the first quarter of 2007.
  The financial services segment reported a net loss of $13,500 for the first quarter of 2008, compared to net income of $40,328 for the comparable prior period.

Operations Review

“Although the consumer products segment had a net improvement of 11.4% in the first quarter of 2008, the business continued to incur net losses and negative cash flows from operating activities,” said Salvatore L. Bando, president and chief executive officer of The Middleton Doll Company.

Bando said sales of Lee Middleton Original Dolls were $709,756 in the first quarter of 2008, a decrease of $332,535 from the first quarter of 2007. Sales of clocks and other décor items marketed by the company’s License Products, Inc. subsidiary were $1,726,649 in the first quarter of 2008, an increase of $591,389 from the same period in the prior year. In the Lee Middleton Original Dolls subsidiary, increased sales of the company’s “Playbabies” and Middleton NOW line of collector-quality contemporary dolls were not enough to offset the continued decline in sales of higher-priced Artist Studio Collection collectible dolls.

“The year-end report from our auditors expressed substantial doubt as to the company’s ability to continue as a going concern. We continue to anticipate, based on current projections and absent any adverse factors outside of our control, that the cash that will be generated from additional asset sales and existing operations, together with existing cash balances and other potential sources of financing, such as loan agreements entered into in 2007, should be sufficient to meet operating and working capital requirements through December 31, 2008,” said Bando.

“However, we also continue to anticipate that the company will not have sufficient funds to redeem the $9.39 million of preferred stock by July 1, 2008. We are actively pursuing various alternatives to address all of our financial obligations, including the redemption of preferred stock. These alternatives include a financing transaction, a disposition of assets, a recapitalization of the company or a strategic business combination. If the preferred stock is not redeemed by July 1, 2008, then the company is obligated to redeem the preferred stock as soon as it has legally available funds for the redemption,” said Bando.

The Middleton Doll Company currently operates in two segments, consumer products and financial services. The company's consumer products segment is comprised of Lee Middleton Original Dolls, Inc., a designer and marketer of lifelike collectible and play dolls, and License Products, Inc., which does business as FirsTime Manufactory, a designer and marketer of clocks and home décor products that are sold to major national retailers. The company's financial services segment is comprised primarily of the remaining assets of the lending and real estate leasing business of its former subsidiary, Bando McGlocklin Small Business Lending Corporation, now owned by Lee Middleton Original Dolls. During 2006, the financial services segment sold substantially all of its assets and used the net proceeds to pay off indebtedness, fund working capital at the consumer products segment, pay preferred stock dividends and partially redeem preferred stock. The company does not intend to continue in the financial services segment after the remaining financial services segment’s assets are sold or otherwise liquidated.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should,” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the company undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond the ability of the company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include: the ability of the company to continue as a going concern; the ability of the company to redeem the outstanding preferred stock; the degree of success of the strategy to reduce expenses and to increase revenue in the consumer products segment; the declining demand for collectible dolls in the consumer products segment; the ability of the company to provide the necessary cash to meet operating and working capital requirements; and the timing of sales and the selling prices of the remaining assets of the financial services segment.

The Middleton Doll Company news releases are available on-line 24 hours a day at: http://www.middletondollcompany.com

The Middleton Doll Company
(OTCBB:DOLL)
(Unaudited)

	Three months ended
	March 31,
	2008	2007
STATEMENTS OF OPERATIONS BY SEGMENT
Consumer Products:
Net sales	$2,436,405	$2,177,551
Cost of sales	1,754,890	1,556,705
Gross profit	681,515	620,846
Other expenses (income):
Operating expenses	1,357,644	1,424,471
Other income	(16,609)	(59,628)
Total other expenses	1,341,035	1,364,843

Consumer products segment net loss	$(659,520)	$(743,997)

Financial Services:
Net rental/interest income:
Interest on loans	$-	$1,013
Rental income	2,200	45,855
Total net rental/interest income	2,200	46,868
Other income:
Other income	1,690	5,574
Other expenses:
Depreciation expense on leased properties	-	9,820
Other operating expenses	17,390	2,294
Total other expenses	17,390	12,114

Financial services segment net income (loss)	$(13,500)	$40,328

Total Company:
Net income (loss):
Consumer Products	$(659,520)	$(743,997)
Financial Services	(13,500)	40,328
Preferred stock dividends	(126,125)	(139,156)
Preferred stock redemption expense	-	(4,850)

Net loss applicable to common shareholders	$(799,145)	$(847,675)

Basic and diluted loss per common share	$(0.21)	$(0.23)

Average shares outstanding - Basic	3,817,241	3,727,589
Average shares outstanding - Diluted	3,846,509	3,727,589

CONTACT:
The Middleton Doll Company
Craig Bald
(262) 347-2904